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Exhibit 99.2                               Press Release dated December 12, 2000

Tracy Urquhart                                 Heather Staples
Ask Jeeves Investor Relations                  Ask Jeeves Public Relations
Ph: (510) 985-7455                             Ph: (510) 985-7610
tracy@askjeeves.com                            heather@askjeeves.com

For Immediate Release
----------------------


          Ask Jeeves Announces Completion of its Business Realignment


Company Restructures operations; anticipates savings of $45 million in 2001 and confirms profitability target of Q4 2001

Emeryville, Calif., December 12, 2000 -- Ask Jeeves, Inc.(R) (Nasdaq: ASKJ), a leading provider of question answering technologies and services, today announced that it has completed the realignment of its organization into two
customer-centric businesses.   Costs associated with the realignment will
require a one-time pre-tax restructuring charge of between $10 million and $12 million, which includes costs associated with a workforce reduction of approximately 180 full-time employees, or 25 percent of the Company's employee base. As a result of these and other initiatives, Ask Jeeves expects to realize cost savings of approximately $45 million in 2001 and to achieve profitability in the fourth quarter of 2001.


Ask Jeeves has completed its planned initiative to align its organization to best serve customer needs and pursue new market opportunities. Through the realignment, Ask Jeeves has formed two independent business units, Business Solutions and Web Properties, which each now have independent profit and loss accountability, including separate sales, marketing and engineering resources. Ask Jeeves Business Solutions includes all revenue streams that are derived from companies licensing Ask Jeeves' technology. Ask Jeeves Web Properties includes all revenue streams generated from sales of Ask Jeeves Targeting Solutions on Ask.com, DirectHit.com and AJKids.com. These changes are effective immediately.


Skip Battle, CEO of Ask Jeeves, said, "We have taken the steps that we believe will produce sustainable, long-term, profitable growth. We believe the realignment creates a stronger organization that has the financial, organizational and technology assets in place to transition Ask Jeeves into the mainstream economy. As a result of our restructuring, we remain confident in our target of operating profitability in the fourth quarter of 2001 and believe that we can deliver annual revenue growth of 30 percent."


The one-time pre-tax charge of between $10 million and $12 million will be recorded in the current quarter and includes severance and personnel costs resulting from a workforce reduction, write downs to net realizable value of certain assets and other corporate expenditures associated with the restructuring. Approximately 50 percent of the total restructuring charge is expected to represent actual cash costs.


Adam Klein, president of Ask Jeeves, commenting on the company's restructuring said, "In the last year Ask Jeeves experienced hyper-growth and became over-resourced for the new market environment. We recognize
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that this has impacted good people who made significant contributions to Ask
Jeeves and we thank them for their role in our growth."


Klein added, "In spite of the changing market dynamics, we believe we have established a solid foundation from which to grow, including 125 major global corporations as customers, a top 20 Web property and a leadership position in natural-language navigation and customer insight technologies. We have realigned the organization to leverage these core assets and exit 2000 with a stronger business model that produces the consistent growth and profitability our shareholders expect."


Ask Jeeves anticipates announcing its 2000 fourth quarter and year-end results in late January 2001.


Conference Call Information
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Ask Jeeves will be holding a conference call to discuss this announcement at
5:30 p.m. EDT, Tuesday December 12, 2000. The call is available through the Web at www.ask.com/investor. For those unable to listen to the live call, a replay
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will be available beginning at approximately 6:30 p.m. EST, Tuesday, December 12 through 5:30 p.m. EDT, Tuesday, December 19, 2000.



About Ask Jeeves, Inc.

Ask Jeeves is a leading provider of intuitive, intelligent question answering technologies and services. Ask Jeeves' solutions enable companies to convert online shoppers to buyers, reduce support costs, understand customer preferences and improve customer retention. Ask Jeeves also syndicates its solutions to portals, infomediaries, and content and destination sites to help companies increase e-commerce and advertising revenue. Ask Jeeves deploys its solutions on Ask Jeeves at ask.com, Ask Jeeves for Kids at ajkids.com and DirectHit.com to help companies target and acquire qualified prospects online and to provide consumers with real-time access to information, products and services. For more information, visit http://www.ask.com or call 510-985-7400.


Forward Looking Statements

Except for historical information contained in this press release, the foregoing contains forward-looking statements that involve risks and uncertainties.
Actual results may differ materially from those indicated by such forward-looking statements based on a variety of risks and uncertainties, including risks and uncertainties relating to factors such as the timely and successful development and market acceptance of our products, services and features, our ability to successfully attract and retain customers, our profitability targets and financial metrics, the number, size and duration of contracts, changes in advertising rates and software prices, activities of competitors, demand for our products, volume of e-commerce business and general economic conditions. The guidance contained in this press release is based on limited information available to the Company today, which is subject to change. Although the guidance provided in this press release may change after today, the Company undertakes no obligation to revise or update these forward-looking statements after today. Further information about potential factors that could affect our financial results is included in our Quarterly Reports on Form 10-Q and most recent Annual Report on Form 10-K, which have been filed with the Securities and Exchange Commission.



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